Exhibit 16.1

Armanino LLP 50 West San Fernando Street Suite 500 San Jose, CA 95113-2438 408 200 6400 main 408 200 6401 fax armanino.com

September 11, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the “Change in Registrant’s Certifying Accountant” item in the Registration Statement on Form S-1 of Tenon Medical, Inc. dated September 11, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Registration Statement. We have no basis to agree or disagree with other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing Registration Statement on Form S-1.

Very truly yours,

/s/ Armanino LLP

Armanino LLP

San Jose, California